BUSINESS MANAGEMENT AGREEMENT
                                    BETWEEN
                 TEMPLETON SMALLER COMPANIES GROWTH FUND, INC.
                                      AND
                        TEMPLETON GLOBAL INVESTORS, INC.



                  AGREEMENT as of April 1, 1993, between TEMPLETON SMALLER COMPANIES GROWTH FUND, INC., a registered open-end investment company (the "Fund"), and Templeton Global Investors,
Inc. ("TGII").

                  In consideration of the mutual promises herein made, the parties hereby agree as follows:

         (1) TGII agrees, during the life of this Agreement, to be responsible for:

                  (a) providing office space, telephone, office equipment and supplies for the Fund;

                  (b) paying compensation of the Fund's officers for services rendered as such;

                  (c) authorizing expenditures and approving bills for payment of behalf of the Fund;

                  (d)      supervising  preparation  of  annual  and  semiannual
                           reports to Shareholders, notices of dividends, capital gains distributions and tax credits, and attending to routine correspondence and other communications with individual Shareholders;

                  (e) daily pricing of the Fund's investment portfolio and preparing and supervising publication of daily quotations of the bid and asked prices of the Fund's Shares, earnings reports and other financial data;

                  (f) monitoring relationships with organizations serving the Fund, including custodians, transfer agents and printers;

                  (g)      providing trading desk facilities for the Fund;

                  (h) supervising compliance by the Fund with record-keeping requirements under the Investment Company Act of 1940 and the regulations thereunder, with state regulatory requirements, maintenance of books and records for the Fund (other than those maintained by the custodian and transfer agent), filing of tax reports other than the Fund's income tax returns;


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                  (i)      monitoring the qualifications of tax deferred
                           retirement plans providing for investment in shares of the Fund; and

                  (j) providing executive, clerical and secretarial help needed to carry out the above responsibilities.

         (2) The Fund agrees, during the life of this Agreement, to pay to TGII as compensation for the foregoing a monthly fee of 0.0125% (0.15% annually) of the first $200 million of the average daily net assets of the Fund during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million a monthly fee of 0.01125% (0.135% annually); on such net assets in excess of $700 million up to $1.2 billion a monthly fee of 0.00833% (0.1% annually); and on such net assets in excess of $1.2 billion a monthly fee of 0.00625% (0.075% annually).

         (3) This Agreement shall remain in full force and effect through December 31, 1993 and thereafter from year to year to the extent such continuance is approved annually by the Board of Directors of the Fund.

         (4) This  Agreement  may be terminated by the Fund at any time on sixty
(60) days' written notice without payment of penalty provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Directors of the Fund in office at the time or by the vote of a majority of the outstanding voting securities of the Fund (as defined by the U.S.
Investment Company Act of 1940); and shall automatically and immediately terminate in the event of its assignment.

         (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of TGII, or of reckless disregard of its obligations hereunder, TGII shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.



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                  IN WITNESS  WHEREOF,  the  parties  hereto  have  caused  this
Agreement to be duly executed by their duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.


                                                     TEMPLETON SMALLER COMPANIES
                                                               GROWTH FUND, INC.


                                           By: /s/HAROLD F. MCELRAFT
                                                     Harold F. McElraft
                                                      Vice President

ATTEST:


/s/ THOMAS M. MISTELE
Thomas M. Mistele
Secretary



                                              TEMPLETON GLOBAL INVESTORS, INC.


                                              By:  /s/THOMAS L. HANSBERGER
                                                       Thomas L. Hansberger
                                                              President



ATTEST:


-----------------------------
Gregory E. McGowan
Secretary




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